Exhibit 99.1

NEW RELEASE

Release No. 122-11-08

Contact:

Mary Cohn (Media Relations)

615.986.5886

Becky Barckley/Mike Kinney (Investor Relations)

615.986.5600

FOR RELEASE AT 4:05 P.M. (ET) TUESDAY, November 18, 2008

Louisiana-Pacific Corporation Outlines Additional Actions to Reduce Costs, Manage Cash

Steps include salaried workforce reduction and wage freezes, reduced capital spending, elimination of flight operations and R&D facilities

NASHVILLE, Tenn. (Nov. 18, 2008) – Louisiana-Pacific Corporation (LP) (NYSE: LPX) today announced additional actions being taken to reduce its rate of cash use. When reporting third quarter results on November 4, 2008, the company was unable to provide full details on the extent of actions taken because it had not yet announced the decisions internally.

As previously announced, over the past several quarters LP has suspended dividends, indefinitely curtailed operations at four OSB mills, and taken significant downtime at many other production facilities to manage working capital and preserve cash.

CEO Rick Frost said, “We have also reduced planned capital spending to $25 million per year for the next several years. This compares to expected 2008 capital spending of $170 million.”

Frost continued, “LP is now in the midst of a right-sizing effort to reflect current business conditions. Around 200 salaried positions, representing about 14% of the salaried workforce, have been eliminated. We anticipate taking a fourth quarter charge of $8-10 million for severance related to these layoffs. In addition, we have scrutinized all activities we can cut back or put into hibernation during this housing downturn, and as a result have eliminated our flight operations and research and development facilities. We have also reduced marketing and sales expenditures, frozen salaried employee wages, and moved our IT operations into a maintenance mode. These right-sizing actions should reduce the company’s cash usage by about $30-35 million on an annualized basis.”

LOUISIANA-PACIFIC CORPORATION

414 Union Street Suite 2000    Nashville, TN 37129    T   615.986.5600    F   615.986.5666     WWW.LPCORP.COM

Frost concluded, “Additionally, we are working diligently to improve the cash performance of our mills by lowering our operating costs. In an environment where timing of a home-building rebound is uncertain and credit markets remain in turmoil, the only prudent course of action is to manage LP for cash.”

The actions previously announced together with those announced today are expected to reduce cash consumption in 2009 compared to 2008 as follows:

• Dividend suspension	$ 30 million

• Capital expenditures	$145 million

• OSB mill curtailments	$ 25 - 30 million

• Right-sizing	$ 30 – 35 million

In addition, as previously discussed, LP anticipates receiving $75 million to $80 million in tax refunds in 2009.

LP, headquartered in Nashville, Tenn., is a premier supplier of building products, manufacturing innovative, high-quality commodity and specialty products for its retail, wholesale, homebuilding and industrial customers. Visit LP’s Web site at www.lpcorp.com for additional information on the company.

FORWARD LOOKING STATEMENTS

This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company’s products, and prices for structural products; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals; and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###